Exhibit 99.1

News Release

Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005
Financial Media: David Gutierrez, Dresner Corporate Services at (312) 780-7204
Corrections Corporation of America Announces
Third Quarter 2008 Financial Results
▪ Earnings Per Share increased 15.4%
▪ California Resumes Ramp-Up At Tallahatchie County Correctional
Facility
▪ Provides Updated EPS Guidance; Now Expects Earnings Per
Diluted Share of $1.18 to $1.20 Compared with Previous Range of $1.21 to $1.24
NASHVILLE, Tenn. — November 6, 2008 — Corrections Corporation of America (NYSE: CXW) (the “Company” or “CCA”), the nation’s largest provider of corrections management services to government agencies, announced today its financial results for the three- and nine-month periods ended September 30, 2008.
Financial Review
Third Quarter of 2008 Compared with Third Quarter of 2007
▪	Net income increased 13.8% to $37.9 million from $33.3 million
▪	Net income per diluted share increased 15.4% to $0.30 from $0.26
▪	EBITDA increased 14.1% to $98.8 million from $86.6 million
▪	Adjusted Free Cash Flow increased 12.5% to $62.0 million from $55.1 million
▪	1,680 new beds placed into service during the third quarter of 2008
Financial results for the third quarter of 2008 were positively impacted by an increase in average daily inmate populations facilitated by the placement of 6,534 new beds placed into service since the end of the second quarter 2007, combined with rate increases achieved since the third quarter of 2007. Financial results for the third quarter of 2008 compared with the third quarter of 2007 were also positively impacted by the opening and subsequent ramp-up in inmate populations at our 1,896-bed Saguaro Correctional Facility which we completed in June 2007.
Financial results for the third quarter of 2008 reflect the impact of staffing expenses incurred in anticipation of additional inmate populations from the state of California at our Tallahatchie County Correctional Facility and our newly constructed La Palma Correctional Center, which commenced operations in July 2008.
Management revenue from federal customers increased 4.9% to $158.7 million during the third quarter of 2008 from $151.3 million during the third quarter of 2007. Federal revenues increased primarily from an increase in federal inmate and detainee populations at Stewart Detention Center, Webb County Detention
10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000
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CCA Third Quarter 2008 Financial Results

Center and Leavenworth Detention Center, combined with rate increases achieved since the third quarter of 2007.
Management revenue from state customers increased 15.6% to $214.0 million during the third quarter of 2008 from $185.2 million generated during the third quarter of 2007. The increase in state revenue from the prior year quarter primarily was the result of an 8.9% increase in average daily state inmate populations to 50,025 during the third quarter of 2008 from 45,938 during the prior year period, combined with per diem increases achieved since the third quarter of 2007. Higher inmate populations came primarily from the states of California, Idaho and Colorado.
Our total average daily compensated population increased 5.4% to 77,695 during the third quarter of 2008 from 73,740 during the third quarter of 2007. However, total portfolio occupancy decreased to 95.3% during the third quarter of 2008 from 97.9% during the third quarter of 2007 as a result of an 8.2% increase in the average number of beds available from the third quarter of 2007 due to placing 6,534 new beds into service since the end of the second quarter of 2007.
Adjusted Free Cash Flow increased 12.4% to $62.0 million during the third quarter of 2008 from $55.1 million generated during the same period in 2007. The increase in Adjusted Free Cash Flow was primarily attributable to an improvement in operating performance combined with a decrease in maintenance and technology capital expenditures, partially offset by an increase in income tax payments.
EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP financial measures.
Commenting on the financial results, Chairman and Chief Executive Officer John Ferguson stated, “We are pleased with our third quarter financial results. Total revenue increased approximately 8.9% and earnings per share increased 15.4% as we benefited from the additional inmate populations.”
Operations Highlights
For the quarters ended September 30, 2008 and 2007, key operating statistics for the continuing operations of the Company were as follows:

	Quarter Ended September 30,
Metric	2008	2007	% Change
Average Available Beds	81,505	75,328	8.2%
Average Compensated Occupancy	95.3%	97.9%	-2.7%
Total Compensated Man-Days	7,147,895	6,784,057	5.4%
Average Daily Compensated Population	77,695	73,740	5.4%

Revenue per Compensated Man-Day	$57.23	$54.94	4.2%

Operating Expense per Compensated Man-Day:
Fixed	30.50	29.25	4.3%
Variable	9.83	9.98	-1.5%

Total	40.33	39.23	2.8%

Operating Margin per Compensated Man-Day	$16.90	$15.71	7.6%

Operating Margin	29.5%	28.6%	3.1%
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CCA Third Quarter 2008 Financial Results

Total revenue for the third quarter of 2008 increased 8.9% to $411.9 million from $378.3 million during the same period in 2007, as total compensated man-days increased to 7.1 million from 6.8 million, and as revenue per compensated man-day increased to $57.23 from $54.94. The increase in revenue from the prior year period was predominately due to higher inmate populations from the state of California combined with per diem increases from several federal and state contracts.
Total operating expenses per compensated man-day increased 2.8% to $40.33 during the third quarter of 2008 compared with $39.23 during the same period in 2007. The 4.3% increase in fixed expenses per compensated man-day was primarily due to an increase in salaries and benefits largely attributable to operating inefficiencies at our new La Palma Correctional Center where inmate populations have not yet reached stabilized occupancy levels, as well as general inflationary increases.
Near the end of the second quarter of 2008, the California Department of Corrections and Rehabilitation (“CDCR”) suspended the ramp-up of inmate populations at the Tallahatchie County Correctional Facility so that we could comply with certain medical requirements as set forth by a federal medical receiver appointed to oversee the healthcare delivery within the California correctional system. However, we have continued to receive additional inmates from the state of California at certain of our other facilities. During September 2008, we finalized terms of a corrective action plan with the CDCR and the federal medical receiver, and on November 5, 2008 resumed the ramp-up of California inmate populations at the Tallahatchie facility. At September 30, 2008, we housed approximately 5,100 inmates from the state of California at six of our facilities. On November 1, 2008, we were housing 5,512 California inmates at these same facilities.
Commenting on the CDCR contract at our Tallahatchie facility, John Ferguson, CEO and Chairman stated, “Although negotiations of the corrective action plan have taken longer than anticipated, implementation of the corrective action plan allows inmate transfers to our Tallahatchie facility to resume and has allowed us to establish a positive working relationship with the federal medical receiver’s office.”
Business Development Update
CCA has completed the first two phases consisting of 2,040 beds at our La Palma Correctional Center in Eloy, Arizona. Phase one consisting of 1,020 beds came on-line in July 2008 and phase two also consisting of 1,020 beds came on-line in October 2008. CCA expects to complete the final 1,020 beds during the first quarter of 2009, resulting in a total design capacity of 3,060 beds at the La Palma facility.
Subsequent to quarter end we entered into an agreement to house U.S. Marshals Service (USMS) inmates at our D.C. Correctional Treatment Facility in the District of Columbia. The agreement does not provide a limit on the number of detainees we may house on behalf of the USMS but is subject to availability of beds at the D.C. facility.
Subsequent to quarter end we also completed two expansion projects. On October 17, 2008, the 660-bed expansion of our Cimarron Correctional Facility located in Oklahoma was completed, increasing the total design capacity of the Cimarron facility to 1,692-beds. We currently believe these beds will ultimately be utilized by the state of Oklahoma or by other customers that may have a need for immediate bed capacity. On October 24, 2008, the final 128-bed expansion of our Tallahatchie County Correctional Facility located in Mississippi was completed, increasing the total design capacity of the Tallahatchie facility to 2,672-beds. These beds are currently under contract by the state of California.
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CCA Third Quarter 2008 Financial Results

Pursuant to a re-bid of the management contracts, during September 2008, CCA was notified by the Texas Department of Criminal Justice (“TDCJ”) of its intent to transfer the management of the 500-bed B.M. Moore Correctional Center in Overton, Texas and the 518-bed Diboll Correctional Center in Diboll, Texas to another operator, upon the expiration of the management contracts on January 16, 2009. Both of these facilities are owned by the TDCJ. The termination of the management contracts is not expected to have a material effect on the Company’s financial results.
Facility Development Update
Facilities Currently Under Development or Expansion
Based upon our expectation of increased demand for bed capacity on behalf of a number of state and federal agencies, we expect to complete the following expansion and development projects:

		Total Bed		Estimated
		Capacity		Remaining
Facilities under Expansion or	Additional	Following	Estimated	Spend (1)		Potential
Development	Beds	Expansion	Completion	(in millions)		Customer(s)
Owned Facilities:

Adams County Correctional Center, Mississippi	2,232	2,232	Q4 2008	$21.8		Federal or Various States

La Palma Correctional Center, Arizona (2)	1,020	3,060	Q1 2009	20.8		California (3)

Trousdale Correctional Center, Tennessee	2,040	2,040	Q1 2010	122.0		Federal or Various States

Nevada Southern Detention Center, Nevada	1,072	1,072	Q2 2010	71.0		OFDT(3)

Managed Only Facilities:

Silverdale Facilities, Tennessee	128	1,046	Q4 2008	—	(4)	Hamilton County

Total	6,492			$235.6

(1)	The total estimated remaining spend on all the expansion and development beds outlined above is $235.6 million. However, we estimate the total cost to construct all of the beds represented in the table above to be $561.5 million.

(2)	At September 30, 2008, the La Palma Correctional Center currently had 1,020 beds completed and in service. However an additional 1,020 beds were placed into service on October 1, 2008, and the final 1,020 beds are expected to be completed during the first quarter of 2009. Upon completion of construction of the entire project, the La Palma facility will have a total design capacity of 3,060 beds.

(3)	The management contract in place with the stated customer at this facility provides for a limited guaranteed inmate population.

(4)	The expansion costs of Silverdale Facilities, managed by CCA but owned by the customer, will be funded by the customer.
In addition to the above listed projects, we continue to pursue additional development and expansion opportunities in order to satisfy increasing demand from existing and potential customers.
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CCA Third Quarter 2008 Financial Results

Expansions or Developments Completed During 2007 and 2008

	Additional
Expansions or New Facilities Completed	Beds	Completed	Customer(s)
2007
Citrus County Detention Facility, Florida	360	Q1 2007	Citrus County
Crossroads Correctional Center, Montana	96	Q1 2007	State of Montana and
			USMS
Saguaro Correctional Facility, Arizona	1,896	Q2 2007	State of Hawaii
Gadsden Correctional Institution, Florida	384	Q3 2007	State of Florida
Bay Correctional Facility, Florida	235	Q3 2007	State of Florida
Tallahatchie County Correctional Facility, Mississippi	720	Q4 2007	State of California
North Fork Correctional Facility, Oklahoma	960	Q4 2007	Various Existing State
			Customers

Total 2007 Additional Beds Completed	4,651

2008
Eden Detention Center, Texas	129	Q1 2008	BOP
Kit Carson Correctional Center, Colorado	720	Q1 2008	State of Colorado
Bent County Correctional Facility, Colorado	720	Q2 2008	State of Colorado
Leavenworth Detention Center, Kansas	266	Q2 2008	USMS
Tallahatchie County Correctional Facility, Mississippi	720	Q2 2008	State of California
La Palma Correctional Center, Arizona	1,020	Q3 2008	State of California
Davis Correctional Facility, Oklahoma	660	Q3 2008	State of Oklahoma
			and/or Various States

Cimarron Correctional Facility, Oklahoma	660	Q4 2008	State of Oklahoma
			Federal and/or Various
			States
La Palma Correctional Center, Arizona	1,020	Q4 2008	State of California
Tallahatchie County Correctional Facility, Mississippi	128	Q4 2008	State of California

Total 2008 Additional Beds Completed	6,043

Total	10,694

Liquidity Update
We believe we have the ability to fund our capital expenditure requirements, including all construction projects under development as well as our maintenance and information technology expenditures, working capital, and debt service requirements, with cash on hand, net cash provided by operations, and borrowings available under our $450 million revolving credit facility. None of our outstanding debt requires scheduled principal repayments, and we have no debt maturities until May 2011. We have a strong and flexible balance sheet that we believe will enable us to continue to grow while maintaining a conservative capital structure. At September 30, 2008, our liquidity was provided by cash on hand of $28.7 million and approximately $237.2 million available under our $450.0 million revolving credit facility. During the
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CCA Third Quarter 2008 Financial Results

nine months ended September 30, 2008, we generated $222.9 million in cash through operating activities, and as of September 30, 2008, we had net working capital of $78.2 million.
Guidance
We expect diluted earnings per share (“EPS”) for the fourth quarter of 2008 to be in the range of $0.30 to $0.32, resulting in full year 2008 EPS to be in the range of $1.18 to $1.20.
During 2008, we expect to invest approximately $508.8 million in capital expenditures, consisting of approximately $465.4 million in prison construction and expansions that have been previously announced, $29.9 million in maintenance capital expenditures and $13.5 million in information technology. We also currently expect to pay approximately $55.0 million in federal and state income taxes during 2008.
We have revised fourth quarter guidance primarily as a result of the following: 1) longer than anticipated delays in state of California inmate transfers to our Tallahatchie County facility, 2) a slower than anticipated ramp-up of state of California inmate populations at other facilities,
3) delays in negotiating the new USMS contract at our D.C. Correctional Treatment Facility and 4) recent and projected reductions in inmate populations from the states of Washington and Minnesota resulting from earlier than anticipated utilization of new, state-owned bed capacity.
Looking forward to the balance of 2008 and into 2009, we are monitoring the challenges faced by our customers as a result of the down-turn in the economy and the unusual financial environment. As most state legislatures are out of session, it is unclear what steps our customers may take to address current and future budget shortfalls. Although this environment increases uncertainty in the short-term, we believe the long-term implications are very positive as states may defer or cancel plans for constructing new state-owned prison bed capacity, which should ensure a continuation of the supply and demand imbalance that has been benefiting the private prison industry.
Supplemental Financial Information and Investor Presentations
We have made available on our website supplemental financial information and other data for the third quarter of 2008. We do not undertake any obligation, and disclaim any duty, to update any of the information disclosed in this report. Interested parties may access this information through our website at www.correctionscorp.com under “Financial Information” of the Investor section.
Management may meet with investors from time to time during the fourth quarter of 2008. Written materials used in the investor presentations will also be available on our website beginning on or about November 18, 2008. Interested parties may access this information through our website at www.correctionscorp.com under “Webcasts” of the Investor section.
Webcast and Replay Information
We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) today, to discuss our third quarter 2008 financial results. To listen to this discussion, please access “Webcasts” on the Investor page at www.correctionscorp.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will be available today at 2:00 p.m. eastern time through 11:59 p.m. eastern time on November 13, 2008, by dialing 888-203-1112, pass code 4294978.
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CCA Third Quarter 2008 Financial Results

About CCA
CCA is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 64 facilities, including 42 company-owned facilities, with a total design capacity of approximately 82,000 beds in 19 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.
Forward-Looking Statements
This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (ii) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (iii) our ability to obtain and maintain correctional facility management contracts, including as the result of sufficient governmental appropriations, inmate disturbances, and the timing of the opening of new facilities and the commencement of new management contracts as well as our ability to utilize current available beds and new capacity as development and expansion projects are completed; (iv) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs; (v) changes in governmental policy and in legislation and regulation of the corrections and detention industry including, but not limited to, judicial challenges regarding the transfer of California inmates to out-of-state private correctional facilities; (vi) the availability of debt and equity financing on terms that are favorable to us; and (vii) general economic and market conditions. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.
CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
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CCA Third Quarter 2008 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	September 30,	December 31,
	2008	2007
ASSETS

Cash and cash equivalents	$28,736	$57,968
Accounts receivable, net of allowance of $3,059 and $3,914, respectively	242,574	241,116
Deferred tax assets	14,789	12,250
Prepaid expenses and other current assets	20,700	21,133
Assets held for sale	—	7,581
Current assets of discontinued operations	175	615

Total current assets	306,974	340,663

Property and equipment, net	2,456,949	2,086,980

Restricted cash	6,669	6,511
Investment in direct financing lease	13,698	14,503
Goodwill	13,672	13,672
Other assets	21,907	23,411

Total assets	$2,819,869	$2,485,740

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$219,021	$212,749
Income taxes payable	8,905	964
Current portion of long-term debt	290	290
Current liabilities of discontinued operations	566	728

Total current liabilities	228,782	214,731

Long-term debt, net of current portion	1,155,460	975,677
Deferred tax liabilities	42,884	34,271
Other liabilities	39,505	39,086

Total liabilities	1,466,631	1,263,765

Commitments and contingencies

Common stock - $0.01 par value; 300,000 shares authorized; 125,597 and 124,472 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	1,256	1,245
Additional paid-in capital	1,589,572	1,568,736
Retained deficit	(237,590)	(348,006)

Total stockholders’ equity	1,353,238	1,221,975

Total liabilities and stockholders’ equity	$2,819,869	$2,485,740

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CCA Third Quarter 2008 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
REVENUE:
Management and other	$410,664	$377,069	$1,193,530	$1,085,158
Rental	1,221	1,187	3,617	3,375

	411,885	378,256	1,197,147	1,088,533

EXPENSES:
Operating	292,599	273,450	850,220	778,937
General and administrative	20,866	18,362	60,222	54,497
Depreciation and amortization	23,564	20,074	67,152	57,272

	337,029	311,886	977,594	890,706

OPERATING INCOME	74,856	66,370	219,553	197,827

OTHER EXPENSES (INCOME):
Interest expense, net	15,087	13,249	42,671	40,838
Other income	(360)	(200)	(356)	(281)

	14,727	13,049	42,315	40,557

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	60,129	53,321	177,238	157,270

Income tax expense	(22,038)	(20,170)	(66,765)	(59,275)

INCOME FROM CONTINUING OPERATIONS	38,091	33,151	110,473	97,995

Income (loss) from discontinued operations, net of taxes	(200)	104	(57)	432

NET INCOME	$37,891	$33,255	$110,416	$98,427

EARNINGS PER SHARE:
Basic	$0.30	$0.27	$0.89	$0.81

Diluted	$0.30	$0.26	$0.87	$0.79

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CCA Third Quarter 2008 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED AND AMOUNTS IN THOUSANDS)
CALCULATION OF ADJUSTED FREE CASH FLOW

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Income from continuing operations before income taxes	$60,129	$53,321	$177,238	$157,270
Income taxes paid	(16,702)	(9,655)	(39,474)	(31,331)
Depreciation and amortization	23,564	20,074	67,152	57,272
Income (loss) from discontinued operations, net of taxes	(200)	104	(57)	432
Income tax expense (benefit) for discontinued operations	(115)	64	(26)	262
Stock-based compensation reflected in G&A expenses	2,198	1,579	6,336	4,618
Amortization of debt costs and other non-cash interest	940	969	2,900	2,972
Maintenance and technology capital expenditures	(7,861)	(11,353)	(23,053)	(32,458)

Adjusted Free Cash Flow	$61,953	$55,103	$191,016	$159,037

CALCULATION OF EBITDA

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Net income	$37,891	$33,255	$110,416	$98,427
Interest expense, net	15,087	13,249	42,671	40,838
Depreciation and amortization	23,564	20,074	67,152	57,272
Income tax expense	22,038	20,170	66,765	59,275
(Income) loss from discontinued operations, net of taxes	200	(104)	57	(432)

EBITDA	$98,780	$86,644	$287,061	$255,380

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION
EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.
Management and investors review both the Company’s overall performance (including GAAP EPS, net income, and Adjusted Free Cash Flow) and the operating performance of the Company’s correctional facilities (EBITDA). EBITDA is a useful supplemental measure of the performance of the Company’s correctional facilities because it does not take into account depreciation and amortization, tax provisions, or with respect to EBITDA, the impact of the Company’s financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted Free Cash Flow substitutes capital expenditures incurred to maintain the functionality and condition of the
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CCA Third Quarter 2008 Financial Results

Company’s correctional facilities in lieu of a provision for depreciation; Adjusted Free Cash Flow also excludes certain other non-cash expenses that do not affect the Company’s ability to service debt.
The Company may make adjustments to GAAP net income, EBITDA and Adjusted Free Cash Flow from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate EBITDA and Adjusted Free Cash Flow differently than the Company does, or adjust for other items, and therefore comparability may be limited. EBITDA and Adjusted Free Cash Flow are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.
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